EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Smith & Wesson Holding Corporation:
We consent to the incorporation by reference in the registration statements on Form S-3 (Registration No. 333-130634) and Form S-8 (Registration Nos. 333-87748 and 333-87750) of Smith & Wesson Holding Corporation of our report dated August 15, 2005 with respect to the consolidated balance sheet of Smith & Wesson Holding Corporation and its subsidiaries as of April 30, 2005, and the related consolidated statements of income and comprehensive income, of changes in stockholders’ equity, and of cash flows and the financial statement schedule of valuation and qualifying accounts for the years ended April 30, 2005 and 2004, which report appears in the April 30, 2006 annual report on Form 10-K of Smith & Wesson Holding Corporation.
/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
July 14, 2006